SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Neogen Corporation

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August 30, 2017

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 5, 2017, at 10:00 a.m. Eastern Time. The Annual Meeting will be held at the University Club of Michigan State University, located at 3435 Forest Road, Lansing, Michigan 48910.

The Annual Meeting will feature a report on Neogen’s business activities, voting on the election of directors and other important proposals. We also will have product displays and product demonstrations by Company personnel. On the following pages you will find the notice of the Annual Meeting of Shareholders and the proxy statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting.

Sincerely,

James L. Herbert

Executive Chairman

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

Date:	October 5, 2017

Time:	10:00 a.m., Eastern Time

Place:	The University Club of Michigan State University, 3435 Forest Road, Lansing, Michigan 48910

Items of Business:

•	The election of three Class III Directors, each to serve for a three year term and one Class I Director, to serve the unexpired term created by the resignation of A. Charles Fischer;

•	To approve, by non-binding vote, the compensation of executives;

•	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2018;

•	To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation; and

•	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

All shareholders are cordially invited to attend the meeting. At the meeting, you will hear a report on the Company’s business and have a chance to meet the directors and executive officers. A copy of the 2017 Annual Report is enclosed.

Only shareholders of record at the close of business on August 8, 2017 are entitled to notice of, and to vote at, the meeting.

Your vote is important. Please vote your shares promptly. Complete, sign, date and return your proxy card to vote your shares. Any shareholder attending the meeting may vote in person even if he or she previously returned a proxy.

Steven J. Quinlan

Secretary

August 30, 2017

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October  5, 2017

GENERAL INFORMATION

These proxy materials are provided in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) of Neogen Corporation (the “Company”) to be held on Thursday, October 5, 2017 at 10:00 a.m., Eastern Time, at the University Club of Michigan State University, located at 3435 Forest Road, Lansing, Michigan 48910, and at any adjournment of the meeting. The solicitation will begin on or about August 31, 2017.

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal to elect four directors to the Board;

•	Proposal to approve, by non-binding vote, the compensation of executives;

•	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2018; and

•	Proposal to recommend, by non-binding vote, the frequency of future advisory votes on executive compensation.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Secretary, by delivering to our Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with that specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board, which are set forth with the discussion of each matter later in this Proxy Statement. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board makes no recommendation, at the Board’s discretion.

In summary, the Board recommends that you vote:

•	FOR the election of the nominees for directors to the Board;

•	FOR the proposal to approve, by non-binding vote, the compensation of executives;

•	FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2018; and

•	for a frequency of EVERY 1 YEAR for future advisory votes on executive compensation.

All shareholders at the close of business on August 8, 2017, the record date for the meeting, are entitled to vote at the meeting. On August 8, 2017 there were 38,201,867 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of the Company’s common stock owned at that time.

If you are a shareholder of record, you may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian) you should indicate your name and title or capacity. You may also vote via the internet or telephone. Your proxy card will contain instructions for voting utilizing either of these methods.

You may also vote in person at the Annual Meeting or may be represented by another person at the meeting after designating that person by executing a proper proxy.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you will receive instructions from the street name holder that you must follow in order to have your shares voted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from the shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. Under applicable law and the New York Stock Exchange (the “NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent auditors. The election of Directors and the advisory vote on the Company’s compensation arrangements are not considered to be routine matters under applicable NYSE rules.

It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

A plurality of the shares voting is required to elect directors to the Board. This means that the nominees who receive the most votes will be elected to the open Board positions. In counting votes on the election of the Board, abstentions, broker non-votes and other shares not voted will be counted as not voted.

The proposals to approve by non-binding vote the compensation of executives and the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for 2018 will be approved if a quorum is present for the conduct of business and a majority of the shares voted at the meeting are voted in favor of the proposal. With respect to the non-binding vote on frequency of future executive compensation votes, the Board will consider that the choice (annually, bi-annually or every three years) that receives the most votes expresses the preference of the shareholders.

As to the election of directors to the Board, the three Class III nominees who receive the greatest number of votes will be elected to a three-year term and the Class I nominee who receives the greatest number of votes will be elected for the remaining year in the current Class I Director term. In accordance with the Company’s Governance guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described below, following certification of the shareholder vote. The Governance Committee of the Board (the “Governance Committee”) shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include accepting the resignation, rejecting the resignation but addressing the underlying cause of the “withheld” votes, determining not to re-nominate the director in the future, or any other action the Governance Committee deems to be appropriate and in the best interests of the Company.

In considering what action to recommend with respect to the tendered resignation, the Governance Committee will take into account all factors deemed relevant by the members of the Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds on the Board, whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the Securities and Exchange Commission (the “SEC”) or NASDAQ Global Select Market (“NASDAQ”), and the Company’s Governance Guidelines. The Board will act on the Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Governance Committee’s recommendation, the Board will consider the factors and possible actions considered by the Governance Committee and such additional information, factors and possible actions as the Board believes to be relevant or appropriate. To the extent that one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company shall have at least five and no more than nine directors, with the exact number to be determined by the Board. The Board is currently comprised of eight directors, and one Board seat is vacant. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. Three of the four nominees for director are currently directors of the Company. A. Charles Fischer resigned from the Board in December 2016; Darci L.Vetter has been selected by the Board as the nominee to fill the open Board seat created by Mr. Fischer’s resignation. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board for any reason may be filled by vote of a majority of the directors then in office for the full term of the class in which the vacancy occurs.

Nominees	Expiration of Proposed Term
Class III:
James L. Herbert	2020
G. Bruce Papesh	2020
Thomas H. Reed	2020

Class I:
Darci L. Vetter	2018

Directors continuing in office	Expiration of Term
Class I:
James C. Borel	2018
Ronald D. Green, Ph.D	2018

Class II:
William T. Boehm, Ph.D	2019
Jack C. Parnell	2019
James P. Tobin	2019

Name of Director	Age	Position	Director Since
James L. Herbert	77	Executive Chairman of the Board	1982
William T. Boehm, Ph.D. (1) (3)	70	Director	2011
James C. Borel (3)	61	Director	2016
Ronald D. Green, Ph.D. (1) (4)	56	Director	2014
G. Bruce Papesh (4)	70	Director	1993
Jack C. Parnell (1) (2) (4) (5)	82	Director	1993
Thomas H. Reed (2) (3) (4)	72	Director	1995
James P. Tobin (1)	61	Director	2016
Darci L. Vetter	43	Nominee	—

(1)	Member, Compensation Committee
(2)	Member, Stock Option Committee
(3)	Member, Audit Committee
(4)	Member, Governance Committee
(5)	Lead Independent Director

The following is a brief summary of the business experience for at least the past five years of each of the nominees and for the current members of the Board.

Nominees for the Board of Directors:

James L. Herbert is Executive Chairman of the Board of the Company. He had been the Chief Executive Officer and Chairman of the Board since 2006; he resigned as Chief Executive Officer on July 17, 2017, when John Adent was named to that role. Prior to 2006, he had been President, Chief Executive Officer, and a director of the Company since he founded it in June 1982. Prior to joining the Company, he held the position of Corporate Vice President of DeKalb Ag Research, a major agricultural genetics and energy company. He has management experience in animal biologics, specialized chemical research, medical instruments, aquaculture, animal nutrition, and poultry and livestock breeding and production.

G. Bruce Papesh was elected to the Board in October 1993 and was the Company’s Secretary from October 1994 to October 1999. Since 1987, Mr. Papesh has served as President of Dart, Papesh & Company, Inc., member of SIPC and FINRA, an investment consulting and financial services firm. Mr. Papesh also served until October 1, 2001 on the board of directors of Immucor, Inc., an immunodiagnostics company that manufactures and markets products for the human clinical blood bank industry. Mr. Papesh has experience in the investment securities industry and in financial analysis which contributes greatly to the Board.

Thomas H. Reed was elected to the Board in October 1995 and served as the Company’s Secretary from October 1999 to October 2007. From 2009 to 2010 he was a consultant to the President of JBS Packerland North America. From 2003 to 2009, Mr. Reed was Senior Vice President of JBS Packerland, a beef processing company and its successor companies, Smithfield Foods, Beef Division, and JBS Packerland North America. Prior to assuming that position, he served as Vice President of Michigan Livestock Exchange Marketing, a division of Southern States Cooperative, Inc. and prior to that as President and Chief Executive Officer of the Michigan Livestock Exchange. Mr. Reed is a former member of the board of directors of the National Livestock Producers Association and is a former chairman of the Michigan State University Board of Trustees. Mr. Reed’s experience in animal processing and general agriculture provide insight and value to the Board.

Ambassador Darci L. Vetter currently serves as a strategic consultant for companies engaged in international trade of food and agriculture, and as a Diplomat in Residence at the University of Nebraska-Lincoln. In July 2014, she was appointed as the Chief Agricultural Negotiator for the U.S. Trade Representative; she held the position until January 2017. From 2010 to 2014, she served as Deputy Under Secretary of Agriculture for Farm and Foreign Agricultural Services, and from 2007 to 2010, she was an International Trade Advisor on the U.S. Senate Committee on Finance. Prior to working in the Senate, Ms. Vetter held numerous roles at the Office of the United States Trade Representative, including Director for Agricultural Affairs from 2005 to 2007. Ms. Vetter received a B.A. from Drake University and an M.P.A. and Certificate in Science, Technology, and Environmental Policy from the Woodrow Wilson School of Public and International Affairs at Princeton University. Her experience in international trade and agriculture will bring significant value to the Board.

The Board recommends a vote FOR the above nominees.

Other current members of the Board:

Dr. William T. Boehm is a retired Senior Vice President of The Kroger Co. and former Senior Economist for the President’s Council of Economic Advisors under President Carter. Dr. Boehm joined The Kroger Co. in 1981 as Director of Economic Research and held positions of increasing responsibility with that company until his retirement in 2008. During the 1990’s, he held senior executive positions in both Procurement and Logistics and was made Senior Vice President and a Corporate Officer. In 2004, Dr. Boehm was promoted to President of the Kroger Manufacturing Division. He served on the board of Greatwide Logistics, a logistics services company, from 2009-2015 and currently serves on the boards of FLM+, a strategic planning, issues management and advertising firm working exclusively with farm and food clients, and GLK Foods, a producer, processor and marketing company specializing in sauerkraut. He remains active in professional associations and academia. Dr. Boehm’s wealth of experience in agriculture and virtually all aspects of the food service industry make him well qualified to serve on the Board.

James C. (Jim) Borel retired in 2016 from DuPont, where he was Executive Vice President since 2009 and a member of DuPont’s Office of the Chief Executive, with responsibility for the agriculture and food ingredients businesses of DuPont as well as the corporate functions of Sustainability and Government Affairs. Mr. Borel has over 38 years of experience in the global agriculture and food industry, with extensive international experience including three assignments abroad and responsibilities extending beyond the U.S. for over 25 years. Mr. Borel is a member of the board of directors of Farmers Edge, and of the board of advisors for Sajjan India, Ltd. and Arsenal Capital Partners as well as the board of trustees of the University of Delaware, the Farm Foundation, and the Alpha Gamma Rho Educational Foundation, and is a past chair of the board of trustees for the National 4-H Council. Mr. Borel is a National Association of Corporate Directors Governance Fellow, demonstrating his commitment to the highest standards of Boardroom excellence. His knowledge of the agricultural and food industries, and his international experience bring significant value to the Board.

Dr. Ronald D. Green was appointed Chancellor of the University of Nebraska-Lincoln in April 2016. Prior to that appointment, he was the Harlan Vice Chancellor of the Institute of Agriculture and Natural Resources and Vice President for Agriculture and Natural Resources of the University of Nebraska system since 2010. Dr. Green served as senior global director of technical services at Pfizer Animal Health’s animal genomics business from 2008 to 2010. He was on faculty at Texas Tech University and Colorado State, and was the national program leader for animal production research for the USDA’s Agricultural Research Service and executive secretary of the White House’s interagency working group on animal genomics within the National Science and Technology Council. In that role, he was a leader in the international bovine, porcine and ovine genome sequencing projects. Dr. Green is a past president of the American Society of Animal Science (“ASAS”) and the National Block and Bridle Club, and has served in a number of leadership positions for the U.S. Beef Improvement Federation, National Cattlemen’s Beef Association, National Pork Board, Federated Animal Science Societies, and the National Research Council. Dr. Green was named a fellow of ASAS in 2014. Dr. Green’s experience in genomics and animal production research brings great value and insight to the Board.

Jack C. Parnell was elected to the Board in October 1993 and was elected Chairman of the Board in October 2001. In 2006, Mr. Parnell resigned as Chairman of the Board, but remained a director. Since 1991, he has held the position of Governmental Relations Advisor with the law firm of Kahn, Soares and Conway in Sacramento, California. In 1989, Mr. Parnell was appointed by President George H. W. Bush to serve as Deputy Secretary of the U.S. Department of Agriculture. From 1983 to 1989, he served in three different senior governmental positions for the state of California, including Secretary of the California Department of Food and Agriculture from 1987 to 1989. Mr. Parnell’s service in senior governmental positions in the state of California and U.S. Department of Agriculture allows him to uniquely advise the Board and management on matters of government relations and regulation. It is because of this experience as well as his general business knowledge that he is most valuable as a member of the Board.

James P. Tobin spent more than 31 years with Monsanto, beginning his career in 1983 and holding leadership roles across the company, including positions in sales management, marketing, new product development and industry affairs. His last leadership role, prior to retirement in 2014, was Vice President, Industry Affairs. Mr. Tobin has worked to advance agriculture through leadership roles in key organizations, including serving as Chairman of the American Seed Trade Association from 2005 to 2006. He has also supported youth in agriculture, focusing on leadership development through his work with the Missouri and National 4-H Foundations. Mr. Tobin is a board member of the U.S. Grain Council, a board member and chairman of the FarmHouse Fraternity Foundation and a member of the Farm Foundation Roundtable. His knowledge of the agricultural industry and his business acumen bring significant value to the Board.

PROPOSAL 2: TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF EXECUTIVES

The “Compensation Discussion and Analysis” section of this Proxy Statement describes, among other things, the Company’s executive compensation policies and practices. Securities laws require that shareholders be given the opportunity to express their approval of the compensation of Company executives, as disclosed in this Proxy Statement. Under the legislation that requires this vote, the shareholder vote is neither binding on the Board nor the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board values the views of shareholders and intends to take the outcome of this annual shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting, shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of the named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and the “Summary Compensation Table.” This vote proposal is commonly known as a “say-on-pay” proposal and gives shareholders the opportunity to endorse or not endorse the executive pay program. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. Shareholders are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives,” as described in this Proxy Statement.

The Company evaluates the compensation of its executives at least once each year to assess whether compensation policies and programs are achieving their primary objectives. Based on its most recent evaluation, the Board believes the Company’s executive compensation programs achieve these objectives, including aligning the interests of management with those of shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, shareholders should consider the following:

•

Independent Compensation Committee. Seven of our eight current directors are deemed independent pursuant to applicable NASDAQ standards. Three of these independent directors serve on the Compensation Committee. Meetings of the Compensation Committee include executive sessions in which management is not present.

•	Performance-Based Incentives. Total compensation for executives is structured so that a significant portion of the total earning potential is derived from performance-based incentives.

•

Stock Options. A majority percentage of executives’ total compensation is paid in the form of stock options that vest over a five year period. These stock awards help align the executives’ interests with longer term shareholder returns and also serve to help retain the services of executives.

For these reasons, the Board recommends that you vote FOR the adoption of the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis and the Summary Compensation Table set forth in the Company’s Proxy Statement for its 2017 Annual Meeting of Shareholders.”

Vote Required

The proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee (“Audit Committee”) has appointed BDO USA, LLP (“BDO”) to serve as the independent registered public accounting firm for the Company for fiscal 2018. While not required, we are submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board recommends that shareholders vote FOR ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal 2018. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the fiscal year 2018. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Relationship with BDO

BDO has acted as the Company’s independent registered public accounting firm for four years. BDO has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The fees billed by BDO with respect to the years ended May 31, 2017 and 2016 are as follows:

	2017	2016
Audit Fees	$360,500	$331,811
Audit-Related Fees	—	—
Tax Fees (1)	95,547	41,520
All Other Fees	—	—

	$456,047	$373,331

(1)	Includes tax compliance work and miscellaneous consulting

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year Consolidated Financial Statements, the audit of internal controls over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q, and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for general accounting consultations and services that are reasonably related to the annual audit. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of BDO.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by BDO. In the event management wishes to engage BDO to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why BDO is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member of the Audit Committee, the authority to evaluate and approve projects and related fees of up to $10,000, if circumstances require approval between meetings of the Audit Committee. Any such approval is reported to the full Audit Committee at its next meeting.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF FUTURE SHAREHOLDER

ADVISORY VOTES ON EXECUTIVE COMPENSATION

Securities laws require that at least once every six years, shareholders be given the opportunity to express their preference for whether the shareholder advisory vote on executive compensation should take place every year, every two years, or every three years. Under the legislation that requires this vote, the shareholder vote is not binding on the Board nor the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when determining how often the shareholder advisory vote on executive compensation will take place.

The Company currently submits advisory votes on the compensation of executives to shareholders every year, and after careful consideration, the Board continues to believe that conducting the shareholder advisory vote on executive compensation every year is appropriate for the Company and its shareholders. In reaching its recommendation, the Board considered that an annual advisory vote allows the most frequent input from shareholders. However, you will be given the option to specify a preference that the shareholder advisory vote take place every one, two, or three years. For purposes of determining the preference of shareholders on this matter, the Company will consider the choice (either once every one, two, or three years) that received the most votes as the preference of shareholders.

After the annual meeting of shareholders, the Company will disclose both the results of this vote and the Board’s decision regarding how frequently the shareholder advisory vote on executive compensation will take place in the future. In making such decision, the Board is not required to abide by the outcome of this shareholder advisory vote. However, the Board intends to consider the decision made by shareholders on this matter when determining the frequency of future advisory votes on executive compensation.

Before voting on this issue, you are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives”, as described in this Proxy Statement.

This shareholder advisory vote on the frequency of future executive compensation votes will be held at least once every six years.

The Board recommends that you vote for a frequency of “EVERY 1 YEAR” for future shareholder advisory votes on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information, as of August 8, 2017, with respect to beneficial ownership of common stock by the only persons known by the Company to be the beneficial owner of more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (%)
Brown Capital Management, Inc.	5,383,841	14.1%
1201 North Calvert Street
Baltimore, MD 21202

Black Rock Global Investors	4,154,507	10.9%
400 Howard Street
San Francisco, CA 94105

The Vanguard Group	3,319,437	8.7%
100 Vanguard Boulevard
Malvern, PA 19355

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of the Company’s common stock as of August 8, 2017 held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares
James L. Herbert	1,112,218	(3)	74,425	1,186,643	3.1%
William T. Boehm, Ph.D.	6,000		22,500	28,500	*
James C. Borel	1,500		1,667	3,167	*
Ronald D. Green, Ph.D.	—		3,667	3,667	*
G. Bruce Papesh	26,446		36,000	62,446	*
Jack C. Parnell	7,555		18,000	25,555	*
Thomas H. Reed	10,031		31,500	41,531	*
James P. Tobin	3,200		1,667	4,867	*
Darci A. Vetter	—		—	—	*
John E. Adent (4)	—		—	—	*
Richard E. Calk, Jr.	—		12,600	12,600	*
Steven J. Quinlan	10,103	(5)	24,422	34,525	*
Edward L. Bradley	86,603		56,401	143,004	*
Terri A. Morrical	39,583	(6)	28,301	67,884	*
Executive officers and directors as a group (14 persons)	1,303,239		311,150	1,614,389	4.2%

*	Less than 1%
(1)	Excludes shares that may be acquired through stock option exercises.
(2)	Includes shares that may be acquired within 60 days of August 8, 2017 upon exercise of options pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(3)	Includes 165,025 shares held in trust for the spouse of James L. Herbert, and 127,052 shares held by limited liability companies, in which Mr. Herbert and his spouse have minority financial positions.
(4)	Mr. Adent joined the Company as Chief Executive Officer on July 17, 2017.
(5)	Includes 8,917 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.
(6)	Includes 28,182 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE MATTERS

The Company is managed under the direction of its Board. The Board conducts its business through meetings of the Board and its committees. The Board held five meetings, and there were a total of sixteen committee meetings during fiscal 2017. Each director attended more than 75% of the total meetings of the Board and the committees on which he served in fiscal 2017. Directors of the Board are expected to attend the Annual Meeting of shareholders unless they have a schedule conflict or other valid reason. All of the current Board members attended the 2016 Annual Meeting.

Independent Directors

A director is not considered independent unless the Board determines that he or she meets the NASDAQ independence rules and has no material relationship with the Company, either directly or indirectly, through any organization with which he or she is affiliated that has a relationship with the Company. Based on a review of the responses of the directors and nominees to questions about employment history, affiliations, family and other relationships, and on discussions with the directors and nominees, the Board has determined that each of the following currently serving directors and nominees are independent as defined in the NASDAQ independence rules: Dr. Boehm, Mr. Borel, Dr. Green, Mr. Papesh, Mr. Parnell, Mr. Reed and Mr. Tobin.

Board Committees

The Board has four committees. The current membership, number of meetings held during fiscal 2017 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable NASDAQ and SEC regulations.

Compensation Committee—Dr. Boehm (Chair), Mr. Parnell and Dr. Green are currently members of the Compensation Committee, which met two times during 2017. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Executive Chairman, Chief Executive Officer and other executive officers prior to the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. Company management provides recommendations to the Compensation Committee concerning compensation of officers. The Compensation Committee has a charter, which is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

Stock Option Committee—Mr. Parnell (Chair) and Mr. Reed are currently members of the Stock Option Committee, which met one time during fiscal 2017. The purpose of the Stock Option Committee is to assist the Board in discharging its overall responsibilities relating to the Company’s stock option plans, including the Neogen Corporation 2007 Stock Option Plan (the “2007 Plan”), which was amended in 2011, and the 2015 Omnibus Incentive Plan (the “2015 Plan”), approved by shareholders in 2015. In connection with the approval of the 2015 Plan, the Stock Option Committee evaluates option grants and any other equity awards under that plan; no further awards can be made from the 2007 Plan. The Stock Option Committee determines the amount of grants, if any, to be made to the Executive Chairman and Chief Executive Officer. Management provides recommendations to the Stock Option Committee concerning stock option awards for other officers and employees.

Governance Committee—Mr. Papesh (Chair), Mr. Reed, Dr. Green and Mr. Parnell serve on the Governance Committee, which met five times during fiscal 2017. The Governance Committee provides a leadership role in shaping the governance of the Company, and provides oversight and direction with respect to the function and operation of the Board. The Governance Committee also provides oversight on management succession, human resources practices, risk management, and environmental, health and safety issues.

The Governance Committee recommends to the Board criteria for selecting new directors; the enumeration of skills that would be advantageous to add to the Board; the appropriate mix of inside and outside directors; ethnicity and gender of directors; and size of the Board. The Board considers factors such as whether or not a potential candidate: (1) possesses relevant expertise; (2) brings skills and experience complementary to those of the other members of the Board; (3) has sufficient time to devote to the affairs of the Company; (4) has demonstrated excellence in his or her field; (5) has the ability to exercise sound business judgment; (6) has the commitment to rigorously represent the long-term interests of the Company’s shareholders; (7) possesses a diverse background and experience, including with respect to race, age and gender; (8) possesses high ethical standards and integrity; and (9) such other factors as the Governance Committee may consider from time to time.

The Governance Committee identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval. Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience and skills required for the Board to fulfill its duties. The Governance Committee’s charter requires that the Governance Committee take diversity (including specifically both ethnicity and gender) of directors into account in performing its functions. It identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval. In assembling a pool of potential candidates from which to make recommendations to the Board, the Committee endeavors to include women and minority candidates. As required by NASDAQ, the SEC or such other applicable regulatory requirements, a majority of the Board is comprised of independent directors. At the direction of the Board of Directors, the Governance Committee manages the CEO selection process, and ultimately recommends one or more candidates for consideration by the Board. For further information, see the charter of the Governance Committee which is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

The Governance Committee generally relies on multiple sources for identifying and evaluating Board nominees, including referrals from the Company’s current directors and management. The Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Committee will evaluate nominees recommended by shareholders against the same criteria.

In searching for candidates to fill Board vacancies, the Governance Committee is committed to identifying the most capable candidates who have experience in the areas of expertise needed at that time and meet the criteria for nomination. The Governance Committee has in the past entertained and encouraged the candidacy of qualified women and minorities and will continue to do so.

Audit Committee—Dr. Boehm (Chair), Mr. Borel and Mr. Reed are currently members of the Audit Committee, which oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. The Audit Committee met eight times during fiscal 2017. Further information regarding the role of the Audit Committee is contained in its charter which is available in the “Investor Relations” section of the Company’s website at www.neogen.com and also see “Audit Committee Report” in this Proxy Statement. The Board has determined that all current members of the Audit Committee are “audit committee financial experts” for purposes of applicable SEC rules.

Lead Director/Executive Sessions of Non-Management Directors

Mr. Parnell has been designated the Lead Independent Director, with responsibility for coordinating the activities of the other independent directors. Mr. Parnell chairs all executive sessions of the Board.

Mr. Herbert does not attend the executive sessions except upon request. At least one executive session of the Board is held annually.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding officer compensation. Management’s involvement in determining executive compensation is limited to the Chief Executive Officer making recommendations on compensation for members of the management team. No member of the Compensation Committee has served as an officer or employee of the Company at any time.

Compensation Committee Interlocks and Insider Participation

No executive officer serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board. None of the Company’s executive officers serves as a member of the Board of any other company that has an executive officer serving as a member of the Compensation Committee.

Board Leadership and Role in Risk Management

The Board of Directors oversees the Company’s risk management. This oversight is administered primarily through the Board’s review and approval of the management business plan, including the projected opportunities and challenges facing the business; periodic review by the Board of business developments, strategic plans and implementation, liquidity and financial results; the Board’s oversight of succession planning, capital spending and financing; the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board); the Governance Committee’s leadership in the evaluation of the Board and committees and its oversight of identified risk areas of the Company; and the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks. The Board has concluded that this leadership structure is appropriate for the Company at this time.

Contacting the Board

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912, Attention: Board Secretary. All such communications will be received directly by the Secretary of the Board and will not be screened or reviewed by any other Company employee.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct applicable to all Company employees, officers and directors, including specifically the Executive Chairman, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Corporate Controller, in the performance of their duties and responsibilities. The Code of Conduct is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed to any shareholder upon request to the Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Board, acting as a committee of the whole, approves or ratifies transactions involving directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of any such transaction that is proposed to be entered into or continued and seeks Board approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Board, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Board at its next meeting. There were no related party transactions in excess of $120,000 in fiscal 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
James L. Herbert	Executive Chairman
John E. Adent	Chief Executive Officer
Richard E. Calk, Jr.	President & Chief Operating Officer
Steven J. Quinlan	Vice President, Chief Financial Officer & Secretary
Edward L. Bradley	Vice President, Food Safety
Terri A. Morrical	Vice President, Animal Safety

The Company has previously announced that Mr. Adent joined the Company as Chief Executive Officer on July 17, 2017, and that Mr. Herbert resigned from that role and became Executive Chairman. Because Mr. Adent joined the Company after the end of the 2017 fiscal year, there is no reportable compensation to him for fiscal 2017; therefore, he is not included in any of the following compensation analysis.

Brief biographies of the NEOs, with the exception of Mr. Herbert, follow. Mr. Herbert’s biography is included in “Proposal I—Election of Directors.”

John E. Adent, age 49, joined the Company as Chief Executive Officer on July 17, 2017. Prior to joining the Company, Mr. Adent served as the Chief Executive Officer of Animal Health International, Inc., formerly known as Lextron, Inc., from 2004 to 2015, also serving as its President during that time. Animal Health International was sold to Patterson Companies, Inc. in 2015, and Mr. Adent served as the Chief Executive Officer of the $3.3 billion Animal Health Division of Patterson Animal Health from that period until his resignation from that company on July 1, 2017. Mr. Adent began his career with management responsibilities for Ralston Purina Company, developing animal feed manufacturing and sales operations in China and the Philippines. When Ralston Purina spun off that business to Agribrands, he continued his management role in the European division in Spain and Hungary, serving as managing director of the Hungarian operations. Mr. Adent left Ralston Purina in 2004.

Richard E. Calk, Jr., age 54, joined the Company as President and Chief Operating Officer in December 2014. During his career in the food and chemical industries, Mr. Calk has held senior leadership positions in a number of large, international companies including CP Kelco, Roquette America, and DSM Food Specialties. Mr. Calk has extensive experience in operations, sales and marketing and has managed the development of a number of new food and agriculture related products. His experience also includes the establishment of new operations throughout Asia, Europe, North and South America. Prior to joining the Company, he was employed at Nexeo Solutions from 2013 to 2014, and held the position of Vice President, Chemicals. From 2009 to 2013, he was Vice President of Commercial Operations at Solutia Inc.

Steven J. Quinlan, age 54, joined the Company in January 2011 as Vice President and Chief Financial Officer. He was named Secretary in October 2011. He is responsible for all internal and external financial reporting for the Company, and also manages the accounting, human resources, information technology, communications and facilities departments. Mr. Quinlan came to the Company following 19 years at Detrex Corporation (1992-2010), the last eight years serving as Vice President-Finance, CFO and Treasurer. He was on the audit staff at the public accounting firm Price Waterhouse (now PWC) from 1985-1989.

Edward L. Bradley, age 57, joined the Company in February 1995 as part of its acquisition of AMPCOR Diagnostics, Inc, where he served as Vice President of Sales and Marketing. In June 1996, he was named a Vice President of the Company. In June 2006, Mr. Bradley was named Vice President, Food Safety. From 1988 to 1995, Mr. Bradley served in several sales and marketing capacities for Mallinckrodt Animal Health, including the position of National Sales Manager in its Food Animal Products Division. Prior to joining Mallinckrodt, he held several sales and marketing positions for Stauffer Chemical Company.

Terri A. Morrical, age 51, joined the Company in September 1992 as part of the Company’s acquisition of WTT, Incorporated. She has directed most aspects of the Company’s animal safety operations since she joined the Company and currently serves as Vice President in charge of all of the Company’s animal safety operations excluding GeneSeek. From 1986 to 1991, Ms. Morrical was Controller for Freeze Point Cold Storage Systems and concurrently served in the same capacity for Powercore, Inc. In 1990, she joined WTT, Incorporated as Vice President and Chief Financial Officer and then became President, the position she held at the time the Company acquired the business.

Compensation Objectives

The Company’s executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of the business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide overall compensation that is considered equitable to the employee and the Company; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary compensation elements provided to NEOs are:

•	Base salary;

•	Discretionary annual bonus; and

•	Equity-based long-term incentive compensation delivered in the form of stock option grants.

Other compensation elements include health and welfare benefits plans under which the NEOs receive similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Compensation Committee makes decisions about each compensation element in the context of each NEO’s total compensation package. The compensation of senior level employees generally incorporates variable pay elements such as bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix.”

Each of the compensation elements and its purpose is further described below.

Consideration of Last Year’s Say-on-Pay Vote

At our 2016 annual meeting of shareholders, our shareholders were provided with an opportunity to cast an advisory vote on the compensation of our executive officers. The say-on-pay vote yielded approximately 99% approval of those votes cast. Notwithstanding this favorable vote, we continue to seek input from our shareholders to understand their views with respect to our approach to executive compensation, and in particular in connection with the Compensation Committee’s efforts to tie compensation to performance.

Base Salary

Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of the position, performance against expectations and an individual’s job experience or unique role responsibilities.

Actual earned salary for 2017 is shown in the “Salary” column of the Summary Compensation Table. Base salary rates and changes from 2016 to 2017, if applicable, are shown in the following table.

Name	2017 Salary Rate	2016 Salary Rate	Percent Increase
James L. Herbert	$450,000	$425,000	5.9%
Richard E. Calk, Jr.	345,000	340,000	1.5%
Steven J. Quinlan	230,000	210,000	9.5%
Edward L. Bradley	190,000	180,000	5.6%
Terri A. Morrical	190,000	180,000	5.6%

Discretionary Annual Bonus

Bonuses paid in fiscal 2018 related to fiscal 2017 are as follows:

Name	Target Value	Actual Payments	Percentage of Target
James L. Herbert	$200,000	$190,000	95%
Richard E. Calk, Jr.	150,000	82,000	55%
Steven J. Quinlan	70,000	53,000	76%
Edward L. Bradley	80,000	43,000	54%
Terri A. Morrical	80,000	65,000	81%

Target values for bonuses are set by the Compensation Committee and communicated to the officers at the time that the prior year actual payments are communicated. Bonus payments are determined by the Compensation Committee based on the Committee’s perception of the efforts expended and achievements of the officers’ objectives during the fiscal year. The Compensation Committee took into account the recommendations of Mr. Herbert with respect to bonuses for Mr. Calk and Mr. Quinlan, and took into account the recommendations of Mr. Herbert and Mr. Calk with respect to bonuses for Mr. Bradley and Ms. Morrical. Target and actual bonuses are based on individual objectives and the Company’s performance, within the discretion of the Compensation Committee. The Compensation Committee’s appraisal of the Company’s overall performance was influenced by the following:

•	Revenues increased 12.5% to $361.6 million;

•	Gross margins were 47.6%, compared to 47.6% in fiscal 2016;

•	Operating income was $64.9 million, an increase of 15.2% over fiscal 2016;

•	Net income of $43.8 million was a 19.8% increase over fiscal 2016;

•	The Company generated $60.3 million cash from operations; and

•	Stockholders’ equity increased to $471.8 million, compared to $404.2 million at May 31, 2016.

During the fiscal year, the Company completed two acquisitions, and devoted considerable management attention to integration of these businesses. The Compensation Committee determined that, based upon the above listed factors, among others, Mr. Herbert had continued to provide strong leadership in the current fiscal year and had positioned the Company well for future growth in revenue and profitability, and therefore awarded him 95% of his total targeted bonus. Bonuses for Mr. Bradley and Ms. Morrical are primarily affected by the sales, operating income and other operating metrics of the division for which they have primary responsibility. Bonuses for Mr. Calk and Mr. Quinlan are tied to operating metrics of the overall Company, as well as other internal objectives set by Mr. Herbert.

Substantially all managers’ bonus arrangements, including those of each of the NEOs, include a provision that the bonuses otherwise payable may be decreased by the Compensation Committee, in their discretion, in the event that specific Company earning per share targets are not met. Actual Company earnings were $1.14 per share in fiscal 2017, an increase of 17.5% over the $0.97 earned in fiscal 2016. Although the internal earnings per share target for the Company was not achieved, the Committee noted that the Company’s results had been impacted by the continued strength of the U.S. dollar, and potential bonus amounts were not reduced below the targeted bonus level for each of the NEOs.

Long-Term Incentive Compensation

The objectives of the long-term incentive portion of the compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to build a further ownership position in the Company’s stock.

The primary long-term incentive mechanism at the Company has been, and continues to be, stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. Stock options are granted to provide employees with a personal financial interest in the Company’s long-term success, promote retention of employees and enable the Company to compete for the services of new employees in a competitive market. The Company continues to believe that stock options are an appropriate means to accomplish long-term incentive objectives.

The stock option program is designed to deliver competitive long-term awards while incurring reasonable levels of expense and shareholder dilution relative to other long-term incentive programs. It is the Company’s view that stock options represent an effective use of corporate resources and are the best method for the Company to achieve its long-term compensation element objectives.

The Company maintains two equity-based long-term incentive plans that have been previously approved by shareholders—the Neogen Corporation 2007 Stock Option Plan (the “2007 Plan”), which was amended in 2011, and the 2015 Omnibus Incentive Plan (the “2015 Plan”), approved by shareholders in 2015. Future awards of equity or equity rights will be granted under the 2015 Plan; no further awards can be made under the 2007 Plan.

In general, options granted by the Company are incentive options with five year lives that vest 20% per year beginning with the year following the year of grant. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. Prior to 2006, these re-characterized options carried three year vesting provisions and ten year terms. For 2006 and subsequent years, the nonqualified options retain the same vesting and life provisions as incentive options. Nonqualified stock options, with up to ten year terms and vesting 33% per year for the three years following the year of grant, are granted to Directors. In all cases, grant prices are equal to the closing price on the day of the grant. The Company does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. The Company’s practice has been to make an annual award to the majority of recipients as well as rare hire-on awards to select new hires.

Annual stock option grants are made at the discretion of the Stock Option Committee, with the exception of non-employee director awards which are granted automatically under the terms of the Stock Option Plan. Management makes recommendations to the Stock Option Committee as to the stock option award levels and terms. The determination with respect to the number of options to be granted to any particular participant is ultimately subjective in nature. While no specific performance measures are applied, factors considered in determining the number of options to be awarded to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to the Company’s past and future success, historic grants, retention concerns and, in the aggregate, share availability under the plan and overall Company expense and shareholder dilution from awards. Management provides the Stock Option Committee information on grants made in the past three years and the accumulated value of all stock option awards outstanding to each NEO.

The table below shows the size of the fiscal 2017 stock option grants to each of the NEOs.

Name	Number of Options	Compensation Cost Recognized for 2017 Grants (1) (2)
James L. Herbert	95,000	$1,498,523
Richard E. Calk, Jr.	20,000	315,478
Steven J. Quinlan	35,000	552,087
Edward L. Bradley	30,000	473,218
Terri A. Morrical	30,000	473,218

(1)	Represents the aggregate grant date fair value of each stock option granted in fiscal 2017, calculated in accordance with the provisions of the Compensation—Stock Compensation Topic of the FASB Codification. This amount will be recognized over the vesting period of the grants.
(2)	The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model using the assumptions in the following table:

Black-Scholes Model Assumptions (a)	2017	2016	2015	2014	2013
Risk-free interest rate	1.2%	1.2%	1.2%	0.8%	1.2%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	35.2%	33.3%	36.2%	33.1%	39.2%
Expected option life	4 years	4 years	4 years	4 years	4 years

(a)	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, the Company matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2%, of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan vest immediately upon payment.

Health and Welfare Benefits Plans: Benefits such as medical, dental, vision, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees.

The benefits plans are part of the overall total compensation offering and are intended to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits are included in the “All Other Compensation” column of the Summary Compensation Table, and consist primarily of Company matching contributions to the 401(k) plan and the value of Company paid group term life insurance.

Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Company stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of the Company. The ESPP purchases stock bi-annually for participants through a third party plan administrator. None of the NEOs are currently eligible to purchase shares through the plan.

Executive and Non-Employee Director Stock Ownership Policy

The Company has a stock ownership policy in place for all corporate officers, including the NEOs and Directors. This reflects the Company’s conviction that all senior executives should have meaningful actual share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. The ownership policy was adopted by the Board in July 2007. The Compensation Committee periodically reviews the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply

Non-Employee Directors	2 times annual cash fees paid	5 years

Executive Chairman, Chief Executive Officer	2 times annual salary, including bonus	3 years

Corporate Officers	2 times annual salary, including bonus	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options. As of May 31, 2017, the Executive Chairman, the Chief Executive Officer and all corporate officers, including the named executive officers, were at or above the applicable stock ownership requirement or within the expected time period to comply, with the exception of Dr. Jason Lilly, Vice President of Corporate Development. Dr. Lilly has committed to increasing his required share ownership position during the next fiscal year and the Board has agreed to extend the time period for him to be in compliance with the ownership requirements. It is expected that Dr. Lilly will be in compliance with the share ownership requirements by the end of fiscal 2018. All non-employee directors were at or above the applicable stock ownership requirement, or within the expected time period to comply.

Employment Agreements and Severance Policy

The Company does not provide employment or severance agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

Chief Executive Officer Compensation

Compensation Information: For purposes of its review of Mr. Herbert’s pay in fiscal 2017, the Compensation Committee considered the following criteria:

•	The success of the Company in the past year;

•	The success of the Company over an extended period;

•	Mr. Herbert’s continued effective leadership of the Company; and

•	The importance of Mr. Herbert to the continued success of the Company.

Base Salary: Mr. Herbert’s salary was increased from $425,000 to $450,000 in the 2017 fiscal year. Base salary determinations included consideration of the level of business performance in fiscal 2016, historical base salary increases and time in the position and also considered all forms of compensation earned, including long-term incentive compensation.

Annual Bonus: Mr. Herbert, based on his accomplishments during the year, achieved 95% of his fiscal 2017 bonus objectives, resulting in a $190,000 payout. Mr. Herbert’s bonus payout was $175,000 for the fiscal 2016 year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Thomas H. Reed

Jack C. Parnell

William T. Boehm, Ph.D.

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of the compensation paid to the Company’s named executive officers (principal executive officers, principal financial officer and two other most highly compensated executive officers) (the “NEOs”) for fiscal years 2015, 2016 and 2017. Mr. Adent joined the Company after the end of the 2017 fiscal year, and is therefore not included in this section.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
James L. Herbert	2017	$450,000	$190,000	$1,498,523	$—	$16,318	$2,154,841
Executive Chairman	2016	425,000	175,000	1,248,811	—	14,464	1,863,275
	2015	400,000	180,000	1,126,006	—	14,000	1,720,006

Richard E. Calk, Jr.	2017	345,000	82,000	315,478	—	11,634	754,112
President & Chief Operating Officer (5)	2016	340,000	184,000	223,471	—	7,214	754,685
	2015	161,156	—	169,878	—	207	331,241

Steven J. Quinlan	2017	230,000	53,000	552,087	—	9,521	844,608
Vice President & Chief Financial Officer	2016	210,000	56,000	368,071	—	8,647	642,718
	2015	200,000	33,000	213,348	—	8,279	454,627

Edward L. Bradley	2017	190,000	43,000	473,218	—	8,489	714,707
Vice President, Food Safety	2016	180,000	38,000	374,643	—	7,924	600,567
	2015	177,000	37,000	337,802	—	7,494	559,296

Terri A. Morrical	2017	190,000	65,000	473,218	—	8,050	736,268
Vice President, Animal Safety	2016	180,000	75,000	381,216	—	7,497	643,713
	2015	173,000	65,000	337,802	—	7,214	583,016

(1)	SEC rules require separation of the discretionary and formulaic aspects of annual bonus payments into the two separate columns—Bonus and Non-Equity Incentive Plan Compensation.
(2)	Calculations use grant-date fair value based on Codification Topic 718 for stock option grants for the 2015, 2016 and 2017 fiscal years. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”
(3)	In fiscal 2015, 2016 and 2017 all NEOs bonuses were discretionary, and are listed under Bonus.
(4)	Includes 401(k) Plan matching contributions and value of group term life insurance. See “Compensation Discussions and Analysis—Compensations Elements” for additional information on these amounts.
(5)	Mr. Calk joined the Company on December 8, 2014 at an annual salary of $335,000. In fiscal 2016, he was paid a bonus of $134,000, based on attainment of agreed upon objectives through November 30, 2015, per his offer letter. In fiscal 2017, he received an additional $25,000 bonus related to his performance in 2016. He also received, per the terms of his offer letter, a payment of $25,000 in January 2016 upon his relocation to Lansing, Michigan.

The following table sets forth the fiscal 2017 compensation cost recognized for fiscal 2017 awards or the portion of awards vested in fiscal 2017 from prior grants as shown in the “Option Awards” column:

Option Awards

Name	2017 Awards	2016 Awards	2015 Awards	2014 Awards	2013 Awards	Total
James L. Herbert	$183,136	$400,014	$219,534	$101,421	$53,721	$957,826
Richard E. Calk, Jr.	38,555	71,581	36,034	—	—	146,170
Steven J. Quinlan	67,471	117,899	41,596	15,214	6,715	248,895
Edward L. Bradley	57,832	120,004	65,860	31,271	16,118	291,085
Terri A. Morrical	57,832	122,109	65,860	30,426	16,118	292,345

The following table indicates the “mix” of total direct compensation for the NEOs in fiscal 2017 based on salary, total bonus payment and the Codification Topic 718 compensation expense of fiscal 2017 option awards:

Name	Salary	Annual Bonus	Stock Option Grant-Date Value using Black-Scholes (1)
James L. Herbert	$450,000	$190,000	$1,498,523
Richard E. Calk, Jr.	350,000	82,000	315,478
Steven J. Quinlan	230,000	53,000	552,087
Edward L. Bradley	180,000	43,000	473,218
Terri A. Morrical	180,000	65,000	473,218

(1)	Calculations use grant-date fair value based on Codification Topic 718 for fiscal 2017 stock option grants. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.

Grants of Plan-Based Awards

The following table sets forth additional information regarding the range of option awards granted to the NEOs in the year ended May 31, 2017 that are disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Securities Underlying Options	Exercise of Base Price of Options Awards (2)	Closing Market Price on Date of Grant	Grant-date Fair Value of Options Awards (3)
James L. Herbert	09/29/2016	95,000	$53.95	$53.95	$1,498,523
Richard E. Calk, Jr.	09/29/2016	20,000	53.95	53.95	315,478
Steven J. Quinlan	09/29/2016	35,000	53.95	53.95	552,087
Edward L. Bradley	09/29/2016	30,000	53.95	53.95	473,218
Terri A. Morrical	09/29/2016	30,000	53.95	53.95	473,218

(1)	Represents the date the grants were made.
(2)	In accordance with the terms of the 2015 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a five-year term and generally become exercisable as to 20% of the shares on each of the five anniversary dates of the grant.
(3)	Represents grant-date value based on Codification Topic 718 for the option grants. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

This table sets forth information regarding unexercised options that were held by the NEOs at May 31, 2017.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James L. Herbert	—	18,000	$28.67	10/4/2017
	—	36,000	36.07	8/30/2018
	—	57,000	39.61	10/31/2019
	424	76,000	47.12	11/8/2020
	—	95,000	53.95	10/29/2021

	424	282,000

Richard E. Calk, Jr.	5,200	7,800	$43.67	1/7/2020
	3,400	13,600	47.12	11/8/2020
	—	20,000	53.95	10/29/2021

	8,600	41,400

Steven J. Quinlan	—	2,250	$28.67	10/4/2017
	72	5,400	36.07	8/30/2018
	3,200	10,800	39.61	10/31/2019
	5,600	22,400	47.12	11/8/2020
	—	35,000	53.95	10/29/2021

	8,872	75,850

Edward L. Bradley	—	5,400	$28.67	10/4/2017
	16,650	11,100	36.07	8/30/2018
	11,400	17,100	39.61	10/31/2019
	5,700	22,800	47.12	11/8/2020
	—	30,000	53.95	10/29/2021

	33,750	86,400

Terri A. Morrical	—	5,400	$28.67	10/4/2017
	—	10,800	36.07	8/30/2018
	—	17,100	39.61	10/31/2019
	5,800	23,200	47.12	11/8/2020
	—	30,000	53.95	10/29/2021

	5,800	86,500

(1)	Vesting schedules for Incentive Stock and Non-Qualified Options are 20% of the shares on each of the first five anniversary dates of the grant.

Option Exercises and Stock Vested

This table sets forth information with respect to option exercises by the NEOs during fiscal 2017.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
James L. Herbert	154,374	$3,622,532
Richard E. Calk, Jr.	—	—
Steven J. Quinlan	17,028	512,563
Edward L. Bradley	47,101	1,521,179
Terri A. Morrical	58,800	1,887,675

(1)	Represents the difference between the exercise price and the closing price of the Common Stock as reported on the NASDAQ-GS on the exercise date.

Pension Benefits

The Company sponsors no defined benefit plans, therefore, none of the NEOs participates in a defined benefit plan sponsored by the Company.

COMPENSATION OF DIRECTORS

This table sets forth information regarding compensation paid during fiscal 2017 to directors who were not employees.

Name	Fees Earned Or Paid In Cash	Option Awards (1)	All Other Compensation	Total
William T. Boehm, Ph.D.	$41,000	$45,803	—	$86,803
James C. Borel	21,500	76,339	—	97,839
A. Charles Fischer (2)	30,000	—	—	30,000
Ronald D. Green, Ph.D .	40,500	45,803	—	86,303
G. Bruce Papesh	39,500	45,803	—	85,303
Jack C. Parnell	41,000	45,803	—	86,803
Thomas H. Reed	42,000	45,803	—	87,803
James P. Tobin	20,500	76,339	—	96,839
Clayton K. Yeutter, Ph.D. (3)	20,000	—	—	20,000

(1)	Calculations use grant-date fair value based on Codification Topic 718 for the fiscal 2016 stock option grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”
(2)	Mr. Fischer resigned from the Board effective December 8, 2016.
(3)	Dr. Yeutter did not stand for reelection, and his term expired in October 2016.

The following table sets forth the fiscal 2017 compensation cost recognized for fiscal 2017 awards to directors and the portion of awards vested in fiscal 2017 from prior grants as shown in the “Option Awards” column.

Option Awards

Name	2017 Awards	2016 Awards	2015 Awards	Total
William T. Boehm, Ph.D.	$9,955	$14,329	$6,543	$30,827
James C. Borel	16,592	—	—	16,592
A. Charles Fischer (1)	—	7,165	3,272	10,437
Ronald D. Green, Ph.D.	9,955	14,329	10,905	35,189
G. Bruce Papesh	9,955	14,329	6,543	30,827
Jack C. Parnell	9,955	14,329	6,543	30,827
Thomas H. Reed	9,955	14,329	6,543	30,827
James P. Tobin	16,592	—	—	16,592
Clayton K. Yeutter, Ph.D (2).	—	3,582	2,181	5,763

(1)	Mr. Fischer resigned from the Board effective December 8, 2016.
(2)	Dr. Yeutter did not stand for reelection, and his term expired in October 2016.

The grant-date fair value of the stock option awards granted in fiscal 2017, the compensation cost recognized for fiscal 2017 grants, and outstanding option awards at May 31, 2017 were:

Name	Grant-Date Fair Value based Codification Topic 718 for 2017 Grants	Compensation Cost Recognized for 2017 Grants	Option Awards Outstanding at May 31, 2017
William T. Boehm, Ph.D.	$45,803	$9,955	25,500
James C. Borel	76,339	16,592	5,000
A. Charles Fischer (1)	—	—	7,500
Ronald D. Green, Ph.D.	45,803	9,955	11,000
G. Bruce Papesh	45,803	9,955	39,000
Jack C. Parnell	45,803	9,955	21,000
Thomas H. Reed	45,803	9,955	34,500
James P. Tobin	76,339	16,592	5,000
Clayton K. Yeutter, Ph.D. (2)	—	—	19,500

(1)	Mr. Fischer resigned from the Board effective December 8, 2016.
(2)	Dr. Yeutter did not stand for reelection, and his term expired in October 2016.

All non-employee Directors are granted non-qualified options to purchase 5,000 shares of Common Stock when first elected to the Board and are granted non-qualified options to purchase 3,000 shares of Common Stock upon subsequent election to, or commencement of annual service on, the Board. The options expire ten years after the date of grant and vest over three years in equal annual installments commencing with the first anniversary of the date of grant. Non-employee Directors receive an annual retainer of $32,000 (paid quarterly). Each director of the Board also receives $1,000 for each Board meeting and $500 for each committee meeting attended. All directors receive reimbursement for all ordinary travel expenses related to attendance at Board or committee meetings.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of the Company. The Audit Committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the consolidated financial statements and an audit of management’s assessment of internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee also approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Audit Committee met and held discussions with management and BDO throughout the year and reported the results of our activities to the Board. Specifically the following were completed:

•	Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2017 with the Company’s management;

•	Discussed with BDO the matters required to be discussed by Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received written disclosure regarding independence from BDO as required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning their independence and discussed with BDO its independence.

Based on the above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s fiscal year 2017 annual report on Form 10-K and the Company’s annual report to shareholders.

Submitted by:

William T. Boehm, Ph.D. (Chairman)

James C. Borel

Thomas H. Reed

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2018 Annual Meeting

Shareholder proposals intended to be presented at the 2018 annual meeting of shareholders and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by the Company at its principal executive offices at 620 Lesher Place, Lansing, Michigan, 48912 for consideration no later than May 5, 2018 to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the 2018 annual meeting must be received by the Company no later than May 5, 2018 or they will be considered untimely.

Under the Company’s Bylaws, proposals of shareholders intended to be submitted to a formal vote (other than proposals to be included in our proxy statement) at the 2018 annual meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the anniversary of the preceding year’s annual meeting; provided, however that in the event that the date of the annual meeting is advanced by more than

30 days or delayed by more than 60 days from such anniversary date or if the Company has not previously held an annual meeting, notice by the shareholder to be timely must be given no earlier than 90 days prior to such annual meeting and no later than 60 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain certain information as specified in our Bylaws. Assuming that our 2018 annual meeting is not advanced by more than 60 days from the anniversary date of the 2017 annual meeting, we must receive notice of an intention to introduce a nomination or other item of business at the 2018 annual meeting after July 7, 2018, and no later than August 6, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires beneficial owners of more than 10% of the Company’s common stock, among others, to file reports with respect to changes in their ownership of common stock. During fiscal 2017, to the Company’s knowledge, none of the directors, executive officers and 10% shareholders of the Company failed to comply with the requirements of Section 16(a).

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the Annual Meeting. If any additional matter(s) should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter(s).

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 5, 2017. See http://www.neogen.com/en/investor-information for a copy of the 2017 proxy statement and annual report.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board,

Steven J. Quinlan

Secretary

August 30, 2017

ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION October 5, 2017 Please sign, date and mail your proxy card in the envelope provided as soon as possible. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS O James L. Herbert O G. Bruce Papesh O Thomas H. Reed O Darci L. Vetter 2. TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF EXECUTIVES. 3. RATIFICATION OF APPOINTMENT OF BDO USA LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM. 4. ADVISORY VOTE ON FREqUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF EXECUTIVES. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS “FOR” THE LISTED NOMINEES AND PROPOSALS 2 AND 3, AND “EvERy 1 yEAR” FOR PROPOSAL 4 . PLEASE SIGN, DATE AND RETURN PROMPTLy IN THE ENCLOSED ENvELOPE. PLEASE MARK yOUR vOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the ------------------ envelope provided. ---------------- 20433040000000000000 1 100517 FOR AGAINST ABSTAIN Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1 year 2 years 3 years ABSTAIN

PROXY NEOGEN CORPORATION Annual Meeting of Shareholders - October 5, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Steven J. Quinlan, with full power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the annual meeting ofshareholders of Neogen Corporation referred to above and at any adjournment of that meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 AND FOR EVERY 1 YEARS ON PROPOSAL 4 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING. (Continued and to be signed on the reverse side)

NEOGEN ANNUAL MEETING CORPORATION OF SHAREHOLDERS OF October 5, 2017 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. COMPANY NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. ACCOUNT NUMBER IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20433040000000000000 1 100517 THE BOARD OF DIRECTORS RECOMMENDS “FOR” THE LISTED NOMINEES AND PROPOSALS 2 AND 3, AND “EVERY 1 YEAR” FOR PROPOSAL 4 . x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. ELECTION OF DIRECTORS: FOR AGAINST ABSTAIN 2. TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE NOMINEES: COMPENSATION OF EXECUTIVES. FOR ALL NOMINEES O James L. Herbert 3. RATIFICATION OF APPOINTMENT OF BDO USA LLP AS THE O G. Bruce Papesh COMPANY’S INDEPENDENT REGISTERED CERTIFIED WITHHOLD AUTHORITY O Thomas H. Reed PUBLIC ACCOUNTING FIRM. FOR ALL NOMINEES O Darci L. Vetter 1 year 2 years 3 years ABSTAIN 4. ADVISORY VOTE ON FREQUENCY OF FUTURE FOR (See ALL instructions EXCEPT below) ADVISORY VOTES ON THE COMPENSATION OF EXECUTIVES. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above may not the . Please be box submitted at note right and that via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please title as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give .full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.